Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Mortgage Defined Opportunity Fund Inc.

We consent to use of our report dated January 27, 2010, incorporated by reference herein, with respect to the statement of assets and liabilities (in Organization) of Western Asset Mortgage Defined Opportunity Fund Inc., as of January 21, 2010, and the related statement of operations (in Organization) for the day ended January 21, 2010, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information incorporated by reference herein.

New York, New York

February 12, 2010